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EXHIBIT 10.15

PAYPAL, INC.

SEPARATION AGREEMENT AND MUTUAL RELEASE

    This Separation Agreement and Mutual Release ("Agreement") is made by and between PayPal, Inc., a Delaware corporation (the "Company"), and Elon Musk ("Mr. Musk" or "Employee").

    Mr. Musk has been an employee and officer, and is a founder and member of the Board of Directors (the "Board"), of the Company. The Company and Mr. Musk (the "Parties") have mutually agreed to terminate their employment relationship, to release each other from any claims arising from or related to this relationship and to enter into this Agreement.

    In consideration of the mutual promises made herein and other valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

    1.  Resignation and Termination of Employment.  The Parties agree and acknowledge that Mr. Musk resigned as Chief Executive Officer and President of the Company effective September 24, 2000 (the "Resignation Date"). In addition, the Parties agree and acknowledge that Mr. Musk continued as an employee of the Company for the period beginning on the Resignation Date and ending on March 9, 2001 (the "Termination Date").

    2.  Employee Benefits.

      (a) The Parties agree and acknowledge that Mr. Musk continued to receive the Company's life, medical, dental and vision insurance benefits at Company expense until March 31, 2001, which date is the "qualifying event" date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). After such date, Mr. Musk has the right to continue coverage, at his own expense, under these programs pursuant to COBRA, provided he properly elects such coverage. Except as otherwise set forth in this Section 2(a), Mr. Musk shall not be entitled to participate in any of the Company's benefit plans or programs offered to employees or officers of the Company after the Termination Date.

      (b) The Company shall reimburse Mr. Musk for all reasonable business expenses incurred by Mr. Musk up until the Termination Date in accordance with Company policy.

    3.  Stock Matters.  All share numbers reflected in this Agreement are stated on a post-split basis.

      (a)  Common Stock.  The Parties acknowledge and agree that Mr. Musk purchased 6,000,000 shares of Common Stock (the "Common Shares") pursuant to two Common Stock Purchase Agreements, one relating to a purchase for cash of 5,400,000 shares, with a purchase price of $0.00333 per share, dated March 20, 1999 (the "First Common Stock Agreement") and one relating to a purchase upon issuance of a promissory note to the Company in the amount of $19,998 (the "Common Stock Note") (plus cash in the amount of par value) of 600,000 shares, with a purchase price of $0.03333 per share, dated May 20, 1999 (the "Second Common Stock Agreement," and together with the First Common Stock Agreement, the "Common Stock Agreements"). Mr. Musk agrees and acknowledges that the Company's repurchase right, as provided for in Section 3(a) of each of the Common Stock Agreements, with respect to the Common Shares, shall have lapsed as of the Termination Date as to 3,000,000 shares and, effective on the Termination Date and for a period of 60 days thereafter, the Company has the right to repurchase, at Mr. Musk's original cost, 3,000,000 of the shares that are unvested as of that date (the "Unvested Shares"). In addition, the Company shall release and irrevocably waives its repurchase right as to an additional 1,000,000 shares of the Unvested Shares (900,000 shares under the First Common Stock Purchase Agreement and 100,000 shares under the Second Common Stock Purchase Agreement), so that Mr. Musk shall own outright, and the Company shall have no right to repurchase, an aggregate of 4,000,000 shares (the "Vested Shares") and the Company shall have a repurchase right as to an aggregate of 2,000,000 shares (the "Repurchase Shares"). The Company hereby (meaning, by delivery of this draft Agreement) gives Mr. Musk notice of its intent to repurchase the Repurchase Shares, for an aggregate purchase price of $12,666.00 (1,800,000 shares at $0.00333 per share pursuant to the First Common Stock Agreement and 200,000 shares of $0.03333 per share pursuant to the Second Common Stock Agreement). The Company shall cancel the Common Stock Note as to $12,666 of its principal amount in satisfaction of its repurchase right with respect to the Repurchase Shares. Mr. Musk agrees and acknowledges that he owes the Company the remainder of the principal and all accrued interest payable under the Common Stock Note, or an aggregate of $9,201.45 ($7,134.00 of principal and $2,061.45 of accrued interest), which amount he shall pay by delivering to the Company a check for such amount at the time he delivers an executed copy of this Agreement to the Company. At that time, the Company shall deliver a stock certificate reflecting the Vested Shares. Mr. Musk agrees and acknowledges that the Vested Shares continue to be subject to the provisions of the Common Stock Agreements (except with respect to Section 3(a) thereof).

      (b)  Series A Preferred Stock.  The Parties agree and acknowledge that Mr. Musk owns 21,000,000 shares of the Company's Series A Preferred Stock purchased pursuant to a Series A Preferred Stock Purchase Agreement dated May 20, 1999 among the Company, Mr. Musk and certain other parties (the "Series A Agreement"). The Parties agree and acknowledge that these shares are vested and that they continue to be subject to the terms and provisions of the Series A Agreement.

      (c)  Series B Preferred Stock.  The Parties agree and acknowledge that, on July 11, 2000, the Company transferred its repurchase right applicable to 3,149,055 shares of its Series B Preferred Stock owned by William Harris to Mr. Musk. Mr. Musk purchased these shares by paying to Mr. Harris $0.476333 per share and by issuing to the Company a promissory note (the "Series B Note") in the principal amount of $389,433.14 (or, $0.123667 per share), plus interest compounded semiannually at a rate of 6.62%. The Parties agree and acknowledge that the shares of Series B Preferred Stock purchased by Mr. Musk from Mr. Harris are vested.

      (d)  Series C Preferred Stock.  The Parties agree and acknowledge that Mr. Musk owns 181,818 shares of the Company's Series C Preferred Stock purchased pursuant to a Series C Preferred Stock Purchase Agreement dated March 31, 2000 among the Company, Mr. Musk and certain other parties (the "Series C Agreement"). The Parties agree and acknowledge that these shares are vested and that they continue to be subject to the terms and provisions of the Series C Agreement.

      (e)  Series D Preferred Stock.  The Parties agree and acknowledge that Mr. Musk owns 333,333 shares of the Company's Series D Preferred Stock purchased pursuant to a Series D Preferred Stock Purchase Agreement dated August 7, 2000 among the Company, Mr. Musk and certain other parties (the "Series D Agreement"). The Parties agree and acknowledge that these shares are vested and that they continue to be subject to the terms and provisions of the Series D Agreement.

      (f)  Other Agreements.  The Parties agree and acknowledge that they are parties to an Amended and Restated Investors' Rights Agreement, together with certain other parties, dated August 7, 2000 (the "Rights Agreement"), which Agreement imposes certain rights and restrictions on the shares of Company stock owned by Mr. Musk. The Parties agree and acknowledge that they continue to be bound by the Rights Agreement as it relates to shares of Company stock owned by Mr. Musk, all as set forth in the Rights Agreement.

      (g)  Sale of Preferred Stock.

        (i)  Series C Preferred Stock Closing.  On or before the third business day after the Effective Date, Mr. Musk shall sell to the Company, and the Company shall purchase from Mr. Musk, 90,909 shares of Series C Preferred Stock owned by Mr. Musk at $2.75 per share for a total purchase price of $249,999.75. At the closing, Mr. Musk shall deliver the certificates evidencing the shares of Series C Preferred Stock being sold to the Company and the Company shall deliver to Mr. Musk a check in the amount of $249,999.75.

        (ii)  Series D Preferred Stock Closing.  On or before the third business day after the Effective Date, Mr. Musk shall sell to the Company, and the Company shall purchase from Mr. Musk, 166,667 shares of Series D Preferred Stock owned by Mr. Musk at $3.00 per share for a total purchase price of $500,001.00. At the closing, Mr. Musk shall deliver the certificates evidencing the shares of Series D Preferred Stock being sold to the Company and the Company shall deliver to Mr. Musk a check in the amount of $500,001.00.

      (h)  General.  Except as set forth in this Section 3 and in the Common Stock Agreements, the Series A Agreement, the Series B Agreement, the Series C Agreement, the Series D Agreement and the Rights Agreement, Mr. Musk acknowledges that he has no right, title or interest in or to any shares of the Company's capital stock under any of the above listed agreements, or any other agreement or arrangement (oral or written) with the Company or any other party.

    4.  Amendment of Series B Note.  In consideration of Mr. Musk's release of claims made herein, and other promises and undertakings made by him in this Agreement, the Company agrees that the term of the Series B Note is hereby amended to provide that such note shall not become due and payable on the Termination Date (as provided for under such note), but instead its term shall be extended to provide that the Series B Note shall become due and payable in full as to all principal and accrued interest on July 11, 2004 (the original maturity date of the note). Notwithstanding the foregoing, in the event of the earlier to occur of a Change of Control or an IPO (each, as defined below), the Company hereby agrees to forgive and cancel the Series B Note and that Mr. Musk shall be released and discharged from his obligations to pay the principal and all accrued interest under the Series B Note. "Change of Control" means a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. "IPO" means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act, which results in aggregate cash proceeds to the Company not less than $25,000,000 (net of underwriting discounts and commissions). Mr. Musk agrees to indemnify and hold the Company harmless from any and all liabilities, costs or expenses relating to any tax (including without limitation any income, excise or employment tax) liability, withholding obligations, interest, penalties or additions to tax that may be assessed against the Company by the Internal Revenue Service or any state tax authority as a result of any benefits conferred under this Section 4.

    5.  Deletion of Reference to "Founders".  The Company acknowledges and agrees that Mr. Musk is a founder of the Company and its predecessor X.com. The Company agrees that, within ten days after the effective date of this Agreement, all references to "founders" of the Company will be removed from the Company's website and from the "about" section of all future Company press releases. In addition, the Company shall refrain from stating who the founders of the Company are or making statements quoted in the press that undermine Mr. Musk's status as a "founder" of X.com or the Company when communicating with the media or other external third parties. In the event the Company breaches its obligations under this Section 5(a), Mr. Musk may sell to the Company, and the

Company shall purchase from Mr. Musk, shares of Series C and Series D Preferred Stock owned by Mr. Musk, at his original purchase price, as follows:

90,909 shares of Series C Preferred at $2.75/share; aggregate:	249,999.75
166,667 shares of Series D Preferred at $3.00/shares; aggregate:	500,001.00

Total:	$750,000.75

In the event that Mr. Musk wishes to sell shares of Preferred Stock to the Company under this Section 5(a), he shall provide written notice to the Company of his intent to this effect after the alleged breach and a summary of the facts giving rise to the breach. The closing of this sale shall occur within five business days after receipt of the notice and a satisfactory statement of facts giving rise to the breach. At such closing, Mr. Musk shall deliver the certificates evidencing the shares of Series C and Series D Preferred Stock being sold to the Company and the Company shall deliver to Mr. Musk, within 30 business days, a check in the amount of $750,000.75. In the event the Company disagrees with Mr. Musk's assertion that the Company has breached this Section 5(a), the Company or Mr. Musk may seek to have the matter settled by the procedures set forth in Section 14. Nothing in this Section 5 shall impair or affect Mr. Musk's right to seek additional injunctive relief as a remedy for a breach of this Section 5.

    6.  Employee and Mutual Covenants.

      (a)  Confidential Information.  Mr. Musk represents and warrants that he has not breached his obligations to the Company under the terms of the Confidential Information and Invention Assignment Agreement he executed June 22, 2000 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit A. Mr. Musk understands and agrees that his obligations to the Company under the Confidentiality Agreement survive the termination of his relationship with the Company under this Agreement. Mr. Musk further agrees to execute the Termination Certification attached as Exhibit B to the Confidentiality Agreement.

      (b)  Confidentiality of Terms.  The Parties agree, on their own behalf and on behalf of their representatives, to keep the terms and amount of this Agreement completely confidential and that they will not hereafter disclose any such information concerning this Agreement to anyone, unless required or permitted to do so by law. Mr. Musk may disclose the terms of this Agreement to his spouse and his accountants, tax advisors or preparers, each of whom shall be required to maintain the confidentiality of this Agreement. The Company may disclose the terms of this Agreement to certain of its employees who need to know, its board members, its accountants, lawyers, tax advisors or preparers, or other advisors who need to know, each of whom shall be required to maintain the confidentiality of this Agreement.

      (c)  Nondisparagement.  The Parties also agree that they will not, either directly or indirectly, hereafter make any defamatory, negative or denigrating comments of any type or nature whatsoever about each other (or the other Party's employees, officers, agents, consultants, affiliates, investors or business partners) to anyone.

    7.  No Other Payments Due.  The Parties agree that the Company has paid Mr. Musk all salary owed him through the Termination Date, and that the Company has paid him all bonuses, accrued vacation and other sums as are due to him. By executing this Agreement, Mr. Musk hereby acknowledges receipt of all such payments as received, and acknowledges that, in light of the payment by the Company of all wages due to him, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provided in pertinent part as follows:

    No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

    8.  Release of Claims.  In consideration for the obligations of both parties set forth in this Agreement and for other valuable consideration, Mr. Musk and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

      (a) any and all claims relating to or arising from Mr. Musk's employment relationship with the Company and the termination of that relationship;

      (b) any and all claims relating to, or arising from, Mr. Musk's right to purchase, or actual purchase of shares of stock of the Company;

      (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

      (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, as amended, the federal and state family leave acts, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act of 1990, and the Civil Rights Act of 1991);

      (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

      (f)  any and all claims for attorneys' fees and costs.

    The Company and Mr. Musk agree that the release set forth in this Section 8 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

    9.  Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Mr. Musk and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    Mr. Musk and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

    10.  Breach of Agreement.  The Parties agree and acknowledge that upon breach by either Party of this Agreement, including the covenants contained in Sections 5 or 6 above, the other Party would sustain irreparable harm, and, therefore, they agree that in addition to any other remedies that they may have under this Agreement or otherwise, each Party shall be entitled to obtain equitable relief, including specific performance and injunctive relief, restraining the other Party from committing or continuing any such breach or directing such Party to perform its obligations pursuant to this Agreement.

    11.  Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Musk represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

    12.  No Representations.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

    13.  Severability.  In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

    14.  Arbitration.  The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within thirty (30) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County, California before an arbitrator to be mutually agreed upon. If the Parties cannot agree, they shall submit the matter to the presiding judge of Santa Clara County, who shall select an arbitrator based on input from the Parties. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys' fees and costs. This Section 14 shall not apply to the Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

    15.  Entire Agreement.  This Agreement, the exhibits hereto and the other agreements referenced in this Agreement (as such other agreements are amended by this Agreement), represent the entire agreement and understanding between the Company and Mr. Musk concerning Mr. Musk's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Musk's employment relationship with the Company, termination of that relationship, his compensation by the Company and his ownership and interests in any capital stock of the Company. Notwithstanding the above, the Non-Competition Agreement between Mr. Musk and the Company dated March 30, 2000 remains in full force and effect pursuant to its terms.

    16.  No Oral Modification.  This Agreement may only be amended in writing signed by Mr. Musk and the Company.

    17.  Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

    18.  Effective Date.  This Agreement is effective upon execution by both Parties (the "Effective Date").

    19.  Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

    20.  Assignment.  This Agreement may not be assigned by Mr. Musk or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company, including a successor to the Company, without the consent of Mr. Musk.

    21.  Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

      (a) they have read this Agreement;

      (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; provided that both Parties acknowledge and agree that Venture Law Group solely represents the Company in connection with this Agreement, and generally, and does not represent Mr. Musk individually in any capacity;

      (c) they understand the terms and consequences of this Agreement and of the releases it contains; and

      (d) they are fully aware of the legal and binding effect of this Agreement.

    The Parties have executed this Separation Agreement and Mutual Release on the respective dates set forth below.

PayPal, Inc.
Dated as of May 4, 2001	By: /s/ John Muller Title: General Counsel and Secretary
Elon R. Musk, an individual
Dated as of May 4, 2001	/s/ Elon R. Musk Elon R. Musk

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PAYPAL, INC. SEPARATION AGREEMENT AND MUTUAL RELEASE